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                                                      Exhibit 10.21.1






January 20, 1999


Arthur L. Fatum
54 Saint David's Drive
Englefield
Egham, Surrey
TW20 0BA
U.K.

Dear Art:

         I would like to report to you that the Compensation Committee has made a determination and approved the following actions relative to the severance provisions contained in your employment letter agreement.

         The Committee approved an amendment to the severance provisions contained in your employment letter agreement (the "Agreement"). Hereinafter, your Agreement shall be amended so as to delete the severance provision contained therein, and it shall be replaced in its entirety with the following:

         "In the event that you are involuntarily terminated for any reason other than for Cause, you shall receive as severance pay, the sum of (i) your then current bi-weekly base salary for a period of twelve (12) consecutive months following the date of such termination ("Severance Period"), and (ii) fifty (50) percent of the Annual Target Bonus otherwise payable to you for the year in which the termination occurs, which bonus amount shall be paid in substantially equal bi-weekly installments over the Severance Period, For the purpose of this Agreement, Cause shall be defined as and be limited to conviction of a felony or willful misconduct or gross negligence in the performance of duties which results in material harm to PictureTel."

         Thank you for hard work and dedication. Your continued efforts will be a key factor in our future success and I look forward to working with you to build a great PictureTel.


Sincerely,



-------------------------
Bruce R. Bond
Chairman, President and
Chief Executive Officer